Exhibit 99.4

MCE Finance Limited
Offer to exchange any and all outstanding 10.25% Senior Notes due 2018, issued on May 17, 2010
(CUSIP Nos. 55277B AA3, G59301 AA2; ISIN US55277BAA35, USG59301AA28),
for an equal principal amount of
10.25% Senior Notes due 2018 that have been registered under the
Securities Act of 1933, as amended
(CUSIP Nos.           ; ISIN           ),
pursuant to the prospectus dated          , 2010

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON          , 2010, UNLESS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus, dated          , 2010 (as the same may be amended, supplemented or modified from time to time, the “Prospectus”), of MCE Finance Limited (the “Issuer”) and the guarantors listed on Annex A hereto (the ‘‘Guarantors”), and a related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Issuer to exchange the 10.25% Senior Notes due 2018 (the “Exchange Notes”), which are unconditionally, fully and irrevocably guaranteed by the Guarantors, and which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for the 10.25% Senior Notes due 2018 (the “Initial Notes”), which are unconditionally, fully and irrevocably guaranteed by the Guarantors, and were issued on May 17, 2010, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.

We are asking you to contact your clients for whom you hold Initial Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Initial Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1. The Prospectus dated          , 2010;

2. The Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

3. A Form of Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the Exchange Agent on or prior to 5:00 p.m., New York City time, on          , 2010, unless extended by the Issuer (such time and date as to the Exchange Offer, as the same may be extended, the “Expiration Date”) or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis;

4. A Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant Owner for obtaining your clients’ instructions with regard to the Exchange Offer; and

5. A Form of Letter which may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the instruction form referred to above.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Neither MCE Finance Limited nor any of the Guarantors will pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of outstanding Notes pursuant to the Exchange Offer. You will, however, be reimbursed by MCE Finance Limited and the Guarantors for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. MCE Finance and the Guarantors will pay or cause to be paid any transfer taxes applicable to the tender of outstanding Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Please refer to “The Exchange Offer — Procedures for Tendering” in the Prospectus for a description of the procedures which must be followed to tender Notes in the Exchange Offer.

Any inquiries you may have with respect to the Exchange Offer may be directed to the Exchange Agent at (212)-815-5098 or at the address set forth on the cover of the Letter of Transmittal. Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

MCE Finance Limited

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE ISSUER OR THE GUARANTORS, OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Annex A

Guarantors

Guarantor	Jurisdiction of Incorporation or Organization

Melco Crown Entertainment Limited	Cayman Islands
MPEL International Limited	Cayman Islands
Melco Crown Gaming (Macau) Limited	Macau Special Administrative Region of the People’s Republic of China
MPEL Nominee One Limited	Cayman Islands
MPEL Investments Limited	Cayman Islands
Altira Hotel Limited	Macau Special Administrative Region of the People’s Republic of China
Altira Developments Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown (COD) Hotels Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown (COD) Developments Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown (Cafe) Limited	Macau Special Administrative Region of the People’s Republic of China
Golden Future (Management Services) Limited	Macau Special Administrative Region of the People’s Republic of China
MPEL (Delaware) LLC	Delaware
Melco Crown Hospitality and Services Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown (COD) Retail Services Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown (COD) Ventures Limited	Macau Special Administrative Region of the People’s Republic of China
COD Theatre Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown COD (HR) Hotel Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown COD (CT) Hotel Limited	Macau Special Administrative Region of the People’s Republic of China
Melco Crown COD (GH) Hotel Limited	Macau Special Administrative Region of the People’s Republic of China

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